Exhibit 10.26

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made effective as of the 1st day of January, 2008, by and between FEDERAL REALTY INVESTMENT TRUST (the “Trust”) and LARRY E. FINGER (“Consultant”).

RECITALS

The Trust desires to engage Consultant to serve as a consultant to the Trust and Consultant desires to so serve as a consultant to the Trust.

NOW THEREFORE, in consideration of the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Consultant hereby agree as follows:

1.    Appointment as Independent Consultant. The Trust agrees to engage Consultant as an independent consultant, for the purposes set forth in Section 3 of this Agreement. The parties acknowledge and agree that nothing in this Agreement shall constitute or be construed as constituting, creating or extending an agency, partnership, master-servant or employer-employee relationship between the Trust and Consultant for the period covered by this Agreement. Consultant acknowledges that he will not be authorized to bind the Trust during the Term of this Agreement and hereby agrees that he will not hold himself out to third parties during the Term of this Agreement as having the authority to bind the Trust.

2.    Term. Unless earlier terminated as provided in Section 6, the term of this Agreement shall commence on January 1, 2008, and shall continue through and including February 29, 2008 (“Term”). Consultant shall return to the Trust any and all records, reports, documents and other materials relating to the Services that are in his possession or control, by overnight courier within twenty-four (24) hours after the first to occur of: (a) a request by the Trust; or (b) March 1, 2008. The Trust shall promptly reimburse Consultant for actual charges incurred to deliver such materials.

3.    Services by Consultant. During the term of this Agreement, Consultant shall provide support for the accounting, capital markets and asset management functions at the Trust. Consultant shall also perform such services as may be assigned to him from time to time by Donald C. Wood, the Trust’s Chief Executive Officer, or Joseph M. Squeri, the Trust’s Chief Financial Officer as of January 1, 2008, or any other individual designated by the Trust’s Chief Executive Officer (“Services”). Consultant shall devote such time as he and the Trust’s Chief Executive Officer deem reasonably necessary for Consultant to perform the Services consistent with the compensation being paid.

4.    Payments/Support Services.

(a)    Consulting Fee. The Trust agrees to pay Consultant a consulting fee (“Consulting Fee”) equal to the sum of: (i) a weekly fee in the amount of Six Thousand Seven Hundred Thirty and 77/100 Dollars ($6,730.77) (“Base Fee”). In no event shall the total Base Fee for the nine (9) week term of this Agreement exceed Sixty Thousand Five Hundred Seventy-Six and 92/100 Dollars ($60,576.92); plus (ii) an amount equal to the FICA taxes that would have been paid by the Trust on the Base Fee if Consultant had been an employee of the Trust for the period covered by this Agreement. The Trust shall pay the Consulting Fee to Consultant on a bi-weekly basis.

(b)    Support Services. During the Term of this Agreement, the Trust will provide Consultant with his current office space in the Trust’s Rockville, Maryland office, as well as the same administrative support

(which may be shared), computer services (with a connection to the Trust’s network), a phone, fax, blackberry and other items and services that Consultant had available to him prior to January 1, 2008 and which the Trust deems necessary to enable Consultant to perform the Services. The Trust will reimburse Consultant or pay directly in accordance with the Trust’s Travel and Entertainment Policy, all reasonable costs and expenses necessary in connection with the performance of the Services hereunder, such as out of town travel and related expenses. For all air travel, Consultant shall be permitted to travel First Class and the Trust will reimburse for the amounts of such travel.

(c)    Change in Control Payment. In the event there occurs a Change in Control (defined below) during the term of this Agreement, the Trust shall pay to Consultant the amount Consultant would have been entitled to receive if Consultant were still the executive Vice president-Chief Financial Officer and Treasurer of the Trust upon a Change in Control pursuant to that certain Severance Agreement dated as of March 1, 2002 between the Trust and Consultant, as amended (“Severance Agreement”), the provisions of which are incorporated herein by reference. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Severance Agreement.

5.    Confidentiality and Nondisclosure/Ownership of Intellectual Property. Consultant hereby acknowledges and agrees that he will keep the Trust’s records and information confidential on the same terms and conditions as set forth in the confidentiality agreement dated March 1, 2002 (“Confidentiality Agreement”). The terms and conditions of the Confidentiality Agreement are incorporated herein in their entirety by reference.

6.    Termination. Either the Trust or Consultant may terminate this Agreement for any reason or no reason on ten (10) business days prior written notice. Upon any such termination, the Trust shall pay to Consultant the Consulting Fee due and owing through the effective date of termination together with the Non-Compete Payment (defined below).

7.    Non-Compete/Non-Solicitation.

(a)    Payment and Term. Consultant hereby agrees to be bound by and comply with the non-compete and non-solicitation provisions set forth in this Paragraph 7 for the period from January 1, 2008 through and including February 28, 2011 (“Non-Compete Term”). In consideration for Consultant’s agreement to be bound by and comply with the provisions of this Paragraph 7 during the Non-Compete Term, the Trust shall pay to Consultant on or before February 29, 2008 a cash payment in the amount of Once Hundred Thousand Dollars ($100,000) (“Non-Compete Payment”).

(b)    Non-Compete Terms and Provisions.

(i)    Consultant agrees to comply with the following limitations and restrictions during the Non-Compete Term:

(A) Consultant shall not, without the prior written consent of the Trust, for himself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a “Person”), work on or participate in the acquisition, leasing, financing, pre-development or development of any project or property which was considered and actively pursued by the Trust or its affiliates for acquisition, leasing, financing, pre-development or development during the term of this Agreement.

(B)    Consultant shall not, without the prior written consent of the Trust, serve as an employee of, consultant to or serve on the Board of Directors or similar body of, any company that satisfies either of the following criteria (“Peer Group Company”): (A) any public shopping center company that is considered by the Trust from time to time to be a competitive business; or (B) any private real estate company that would be considered from time to time to be a competitive business if it were a public company. The foregoing shall not prohibit Consultant from serving as an employee of, consultant to, or serving on the Board of Directors or similar body of, any company that does not qualify as a Peer Group Company. Notwithstanding the foregoing, Consultant acknowledges that companies that may be considered a Peer Group Company of the Trust may change from time to time and that if during the term of this Agreement Consultant serves as an employee of, consultant to, or serves on the Board of Directors or similar body of, a company that becomes a Peer Group Company at any time during the Non-Compete Term, Consultant shall be required immediately to resign as an employee of or consultant to such company and from the Board of Directors or similar body of such company. As of the date of this Agreement, the public company Peer Group Companies of the Trust are Developers Diversified Realty Corporation, Equity One, Inc., Kimco Realty Corporation, Regency Centers Corporation and Weingarten Realty Investors.

(C)    Consultant shall not, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other Person:

(1)    so that the Trust may maintain an uninterrupted workforce, solicit and/or hire any person who is at the time of termination of this Agreement, or has been within six (6) months prior to the time of termination of this Agreement an employee of the Trust or its affiliates, for the purpose or with the intent of enticing such employee away from or out of the employ of the Trust or its affiliates, provided that you shall be permitted to call upon and hire any member of your immediate family;

(2) in order to protect the confidential information and proprietary rights of the Trust, solicit, induce or attempt to induce any Person who or that is, at the time of termination of this Agreement, or has been within six (6) months prior to the time of termination of this Agreement, an actual customer, client, business partner, property owner, developer or tenant or a prospective customer, client, business partner, property owner, developer or tenant (i.e., a customer, client, business partner, property owner, developer or tenant who is party to a written proposal or letter of intent with the Trust, in each case written less than six (6) months prior to termination of this Agreement) of the Trust, for the purpose or with the intent of (a) inducing or attempting to induce such Person to cease doing business with the Trust or its affiliates, or (b) in any way interfering with the relationship between such Person and the Trust or its affiliates; or

(3) solicit, induce or attempt to induce any Person who is or that is, at the time of termination of this Agreement, or has been within six (6) months prior to the time of termination of this Agreement, a tenant, supplier, licensee or consultant of, or provider of goods or services to the Trust or its affiliates, for the purpose or with the intent of (a) inducing or attempting to induce such Person to cease doing business with the Trust or its affiliates or (b) in any way interfering with the relationship between such Person and the Trust or its affiliates.

(ii) If Consultant breaches the terms of this Paragraph 7 during the Non-Complete Term then, in additional to all other rights and remedies available to the Trust under this Agreement, at law or in equity, Consultant shall be liable to return to the Trust the amount of the Non-Compete Payment. In addition, because of the difficulty of measuring economic losses to the Trust as a result of a breach of the provisions of Section 7(a), and because of the immediate and irreparable damage that could be caused to the Trust for which it would have no other adequate remedy, Consultant agrees that the provisions of Section 7(a), in addition to and not in limitation of any other rights, remedies or damages available to the Trust at law, in equity or under this Agreement, may be enforced by the Trust in the event of the breach or threatened breach by Consultant, by injunctions and/or restraining orders. If the Trust is involved in court or other legal proceedings to enforce the covenants contained in this Section 7, then in the event the Trust prevails in such proceedings, Consultant shall be liable for the payment of reasonable attorneys’ fees, costs and ancillary expenses incurred by the Trust in enforcing its rights hereunder.

(iii)    It is agreed by the parties that the covenants contained in this Section 7(a) impose a fair and reasonable restraint on you in light of the activities and business of the Trust on the date of the execution of this Agreement and the current plans of the Trust; but it is also the intent of the Trust and you that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Trust and its affiliates throughout the term of these covenants.

(iv)      It is further agreed by the parties hereto that, in the event that Consultant enters into a business or pursues other activities that, at such time, are not in competition with the Trust or its affiliates or with any business or activity which the Trust or its affiliates contemplated pursuing, as of the date of termination of the Non-Compete Term, or similar activities or business in locations the operation of which, under such circumstances, does not violate this Section 7 or any of your obligations under this Section 7, you shall not be chargeable with a violation of this Section 7 if the Trust or its affiliates subsequently enter the same (or a similar) competitive business, course of activities or location, as applicable.

(v)       The covenants in this Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Agreement shall thereby be reformed to reflect the same.

(vi)      All of the covenants in this Section 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action by Consultant against the Trust whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Trust of such covenants.

(vii)     Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which Consultant shall be prohibited from engaging in any competitive activity described in Section 7 hereof, the period of time for which Consultant shall be prohibited pursuant to Section 7 hereof shall be the maximum time permitted by law.

(viii)    The terms of this Section 7 shall survive the expiration or earlier termination of this Agreement for the duration of the Non-Compete Term.

8.    Miscellaneous.

(a)    Assignment/Successors. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Trust or Consultant without the prior written consent of the other party; provided, however, that this provision shall not preclude Consultant from designating one or more beneficiaries to receive any amount that may be payable after Consultant’s death and shall not preclude Consultant’s executor or administrator from assigning any right hereunder to the person or persons entitled thereto. This Agreement shall not be terminated either by the voluntary or involuntary dissolution or the winding up of the affairs of the Trust, or by any merger or consolidation wherein the Trust is not the surviving entity, or by any transfer of all or substantially all of the Trust’s assets on a consolidated basis. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving entity or to the entity to which such assets shall be transferred.

(b)    Amendment. This Agreement may be terminated, amended, modified or supplemented only by a written instrument executed by the Trust and Consultant.

(c)    Waiver. Either party hereto may by written notice to the other: (i) extend the time for performance of any of the obligations or other actions of the other party under this Agreement; (ii) waive compliance with any of the conditions or covenants of the other party contained in this Agreement; or (iii) waive or modify performance of any of the obligations of the other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach. No failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights to exercise the same any subsequent time or times hereunder. Failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or of any other provision of this Agreement.

(d)    Severability. In case any one or more of the provisions of this Agreement shall, for any reason, be held or found to be invalid, illegal or unenforceable in any respect: (i) such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement; (ii) this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein; and (iii) if the effect of a holding or finding that any such provision is either invalid, illegal or unenforceable is to modify to Consultant’s detriment, reduce or eliminate any compensation, reimbursement, payment, allowance or other benefit to Consultant intended by the Trust and Consultant in entering into this Agreement, the Trust shall promptly negotiate and enter into an agreement with Consultant containing alternative provisions (reasonably acceptable to Consultant), that will restore to Consultant (to the extent legally permissible) substantially the same economic, substantive and income tax benefits Consultant would have enjoyed had any such provision of this Agreement been upheld as legal, valid and enforceable.

(e)    Governing Law. This Agreement has been executed and delivered in the State of Maryland and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Maryland, excluding conflicts of law principles.

(f)    No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or the execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

(g)    Source of Payments. All payments provided under this Agreement shall be paid in cash from the general funds of the Trust, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment.

(h)    Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(i)    Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered in person, when delivered by a reputable overnight delivery service or when deposited in the U.S. mail, registered or certified, postage prepaid, and mailed to Consultant’s addresses set forth herein and the business address of the Trust, unless a party changes its address for receiving notices by giving notice in accordance with this Section, in which case, to the address specified in such notice.

(j)    Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

(k)    Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement to be effective as of the day and year first above written.

/s/ Larry E. Finger
Larry E. Finger

Consultant’s Permanent Address: 1490 Lily Loch Way Great Falls, Virginia 22066

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Donald C. Wood
Donald C. Wood President and Chief Executive Officer Address: 1626 East Jefferson Street Rockville, Maryland 20852